Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of September 8, 2004 by and between Diametrics Medical, Inc., a Minnesota corporation having an office at 3050 Centre Pointe Drive, Suite 150, Roseville, Minnesota 55113 (the “Company”) and Mr. William P. Moffitt, an individual residing at 942 Pine Tree Lane, Winnetka, IL 60093 (“Executive”).

Preamble

The Company is undergoing an evaluation of its strategic direction and, in connection therewith, desires to employ the services of Executive as its Chairman of the Board. Either during such evaluation, or as part of the implementation of a new strategic plan, the Company may undertake a recapitalization (including the possible infusion of new capital), the terms and conditions of which are not at this time ascertainable (the “Possible Recapitalization”). Executive’s compensation under this Agreement is predicated on certain mutual assumptions and expectations with respect to the Possible Recapitalization. Accordingly, if the actual terms and conditions of the Possible Recapitalization differ materially from such assumptions and expectations, the Company and Executive agree in good faith to negotiate such changes in Executive’s compensation as may then be in their mutual best interests and consistent with the spirit and intent of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and Executive hereby agree as follows:

1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:

(a) “Cause” means any (i) conviction of Executive of, or plea of guilty by Executive to, a felony, (ii) any breach or non-observance by Executive of any material covenant set forth in this Agreement, or the failure by Executive to comply with the lawful instructions or direction or policies of the Company’s Board of Directors, provided that the Board of Directors of the Company has given Executive written notice of such breach or non-observance or non-compliance and Executive has failed to cure such breach or non-observance or non-compliance within a period reasonable under the circumstances or (iii) any willful or deliberate misconduct by Executive that is materially injurious to the Company.

(b) “Change in Control” means the occurrence of any of the following events in a single transaction or related series of transactions:

(i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (other than stockholders (or affiliates thereof) of the Company as of the date hereof or who become stockholders of the Company pursuant to the Possible Recapitalization), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the outstanding shares of Common Stock (on a fully-diluted basis with respect to outstanding Company securities or debt convertible into Common Stock) or (B) the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors of the Company;

(ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company;

(iii) a liquidation or dissolution of the Company; or

(iv) the sale of all or substantially all of the Company’s assets.

(c) “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

(d) “Competitive Business” means the business of selling products whose principal function is the continuous monitoring, through blood and/or tissue analyses in human critical care settings, of basic parameters of metabolic function including but not limited to glucose, blood gases and other physiologic parameters.

(e) “Effective Date” means September 8, 2004.

(f) “Permanent Disability” means Executive’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for a period of 180 consecutive days, or two or more periods of 90 consecutive days each in any 360-day period.

(g) “Restricted Period” means one (1) calendar year from the date of termination of Executive’s employment by the Company under this Agreement.

(h) “Tier I Change in Control” means a Change in Control resulting in total aggregate proceeds to the Company or the Company’s stockholders of less than twenty-five million dollars ($25,000,000).

(i) “Tier II Change in Control” means a Change in Control resulting in total aggregate proceeds to the Company or the Company’s stockholders of twenty-five million dollars ($25,000,000) or more, up to and including one hundred million dollars ($100,000,000).

(j) “Tier III Change in Control” means a Change in Control resulting in total aggregate proceeds to the Company or the Company’s stockholders of more than one hundred million dollars ($100,000,000).

2. Employment

(a) Position and Duties. Executive is hereby employed by the Company to serve as the Chairman of the Board of Directors of the Company, as of the Effective Date, with such authority, duties and responsibilities as are customarily associated with such office. Executive agrees that, to the best of his ability and experience, he will conscientiously perform all such customary duties and responsibilities. The foregoing notwithstanding, the Company acknowledges that Executive is serving as president and chief executive officer of another entity not in competition with the Company, and agrees that Executive may continue in such position during the Term of Employment (as defined below).

(b) No Conflicting Agreements. Executive represents and warrants that neither Executive’s entry into this Agreement nor Executive’s performance of Executive’s obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement, understanding or obligation of any nature to which Executive is a party or by which Executive is bound.

(c) Term. Executive shall be an employee of the Company under this Agreement beginning on the Effective Date and continuing until such employment is terminated in accordance with Section 5 hereof (the “Term of Employment”).

(d) Board of Directors. As of the Effective Date, Executive shall be appointed or elected to the Board of Directors of the Company and appointed or elected Chairman of the Board of Directors of the Company.

3. Compensation

(a) Salary. The Company will pay the Executive an amount in cash equal to not less than one hundred dollars ($100) for each day during which Executive provides service to the Company under this Agreement, such amount to be paid in accordance with the Company’s customary payroll practices.

(b) Initial Option Grant. As of the Effective Date, Executive shall be awarded an incentive stock option under the Company’s 1990 Stock Option Plan to purchase up to 25,000 shares of Common Stock at a per share exercise price equal to the fair market value of a share of Common Stock on the Effective Date (the “Initial Option”).

(c) Subsequent Option Grant. As of the occurrence of the Possible Recapitalization, Executive shall be awarded an incentive stock option under the Company’s 1990 Stock Option Plan to purchase up to that number of shares of Common Stock which, after giving effect to the Possible Recapitalization and together with the shares of Common Stock underlying the Initial Option, equals 10% or more of the then outstanding Common Stock, after giving effect to all outstanding rights to purchase Common Stock, at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (the “Subsequent Option,” and together with the Initial Option, the “Options”).

(d) Option Agreements. Each Option shall be evidenced by an agreement containing the terms provided for herein, and such other terms and conditions as may be customary for grants of stock options under the Company’s 1990 Stock Option Plan. Each Option shall vest in accordance with Sections 4 and 5 below.

(e) Other Benefits. The Company and Executive shall in good faith negotiate a benefits package for Executive which shall be commensurate with his position, be consistent the Company’s policies for its senior executives generally and take into consideration Executive’s benefits from other applicable employment.

(f) Reimbursement of Expenses. During the Term of Employment, the Company shall pay or promptly reimburse Executive, upon submission of proper invoices in accordance with the Company’s customary practice and policy, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in the performance of his duties and responsibilities under this Agreement.

4. Change in Control. If a Change in Control occurs, Executive shall be entitled to certain bonus payments and the Options shall vest in accordance with the terms described below:

(a) Upon a Tier I Change in Control, the Options shall not vest or become exercisable and shall terminate. However, the Company shall immediately pay to Executive, in cash, an amount equal to one million dollars ($1,000,000).

(b) Upon a Tier II Change in Control, the Options shall vest in full and immediately become exercisable.

(c) Upon a Tier III Change in Control, the Options shall vest and immediately become exercisable to the extent the Options would have, if exercised prior to such Change in Control, resulted in Executive’s acquisition of seven and one-half percent (7.5%) of the total outstanding Common Stock at such time, after giving effect to all then outstanding rights to purchase Common Stock (determined immediately prior to the Change in Control). If, as a result of such vesting, the number of shares of Common Stock then issuable under the Options have a lower aggregate fair market value than the aggregate fair market value of the maximum number of shares of Common Stock issuable under the Options that vest upon a Tier II Change in Control (the “FMV Shortfall”), then the Company shall immediately pay to Executive, in cash, an amount equal to the FMV Shortfall.

(d) Taxes. The Company shall reimburse Executive for (i) any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on any portion of the compensation or benefits payable by the Company or its affiliates to Executive under this Agreement, all other contracts, arrangements or programs, and (ii) any such excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this Section 4(d). Executive and the Company agree to reasonably cooperate to mitigate the amount of any such tax that might become payable. The Company shall pay to Executive the payments, or portions thereof, provided for in this Section 4(d) not later than fifteen (15) days prior to the date on which such taxes, or portions thereof, are due as determined by the tax counsel referred to below. Tax counsel selected by the Company and reasonably acceptable to Executive shall determine the amounts (if any) due Executive under this Section 4(d), based on the actual tax rates to which Executive is subject at the time. Executive shall provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on Executive and the Company. Tax counsel shall determine that payments shall be due hereunder only if, and to the extent that, it is more likely than not that the payments or benefits are subject to a tax. In making the determinations required by this Section 4(d), tax counsel may rely on benefit consultants, accountants or other experts. The Company agrees to pay all reasonable fees and expenses of such tax counsel, benefits consultants, accountants or other experts. If, subsequent to the payment to Executive of payments pursuant to this Section 4(d), the tax counsel referred to in this Section 4(d) reasonably determines that the amount of the payments paid pursuant to this Section 4(d) are greater than, or less than, the amount required to have been paid, Executive shall reimburse the Company an amount, or the Company shall pay Executive an additional amount, respectively, based upon such determination. In the event that tax counsel referred to in this Section 4(d) reasonably determines that Executive is required to pay excise tax, interest or penalties to a governmental taxing authority as a result of his non-payment of taxes where such tax counsel had determined that such taxes need not be paid or as a result of a miscalculation of such taxes, the Company shall pay to Executive an additional amount equal to (A) the amount of such interest and/or penalties, (B) the excise tax which was not paid and (C) any excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this sentence.

5. Termination

(a) Generally. Either the Board of Directors of the Company or Executive may terminate Executive’s employment hereunder, for any reason, at any time prior to expiration of the Term of Employment, upon sixty (60) days prior written notice to the other party.

(b) Executive’s Voluntary Resignation. If Executive voluntarily resigns from his employment by the Company, Executive shall not be entitled to receive any further payments from the Company hereunder other than amounts earned through the termination date including accrued and unpaid salary and reimbursement for expenses in accordance with Section 3 hereof (“Accrued Compensation”), and the Options shall immediately terminate. Additionally, this Agreement shall immediately terminate and be of no further force and effect.

(c) Termination with Cause. If Executive’s employment by the Company is terminated by the Company with Cause, Executive shall not be entitled to receive any further payments from the Company other than Accrued Compensation, and the Options shall immediately terminate. Additionally, this Agreement shall immediately terminate and be of no further force or effect.

(d) Termination Without Cause. If Executive’s employment by the Company is terminated by the Company without Cause, Executive shall not be entitled to receive any further salary from the Company. Executive shall be entitled to receive Accrued Compensation. Additionally, the Options shall remain valid and in effect for six (6) months following such termination.

(e) Death or Permanent Disability. If Executive’s employment hereunder is terminated due to death or Permanent Disability, Executive (or Executive’s estate) shall be entitled to receive Accrued Compensation. Additionally, if the Executive’s employment hereunder is terminated due to death or Permanent Disability at any time after the first anniversary of the Effective Date, then the Options shall remain valid and in effect for six (6) months following such termination; if a Change in Control occurs during such six-month period, the Options shall vest and Executive will receive a bonus payment, in accordance with Section 4 hereof. After such six-month period, if no Change in Control has occurred, the Options shall terminate.

6. Non-Compete; Non-Solicitation

(a) Non-Compete. Executive acknowledges and agrees that during the Term of Employment and through the end of the Restricted Period, Executive will not, directly or indirectly, singly or jointly, on Executive’s own behalf or on behalf of any third party, establish, create, be employed by, serve as an officer, director, advisor or consultant to, lend money to, invest in, provide advice to, or engage or otherwise participate in any way in Competitive Business. Executive may own up to one percent (1%) of any class of securities of any entity without violating this Section 6(a). Nothing in this Section 6(a) shall prevent Executive from working for or performing services on behalf of any individual or entity that is engaged in Competitive Business if such individual or entity is also engaged in other lines of business and if Executive’s employment or services are restricted to such other lines of business, and Executive will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute Competitive Business.

(b) Non-Solicitation of Customers. During the Restricted Period, Executive shall not solicit any actual or prospective customer of the Company as to which Executive had access during the Term of Employment with respect to the purchase of products or services from a Competitive Business.

(c) Non-Solicitation of Employees. During the Restricted Period, Executive agrees that he will not, directly or indirectly, whether for himself or for any other individual or entity, solicit, or endeavor to hire away or solicit away from the Company, or otherwise induce to terminate their relationship with the Company, any employee of the Company at the time of Executive’s cessation of employment with the Company.

7. Confidentiality

(a) Non-Disclosure. In connection with Executive’s employment by the Company, Executive will be given access to confidential and proprietary information and trade secrets concerning the business, plans, operations and prospects of the Company and other information not generally known outside of the Company that may be of value to the Company. Furthermore, in connection with Executive’s employment with the Company, Executive will be given confidential and proprietary information and trade secrets that have been given to the Company or the Company in confidence by third parties (the confidential and proprietary information and trade secrets of the Company and third parties, as further defined in Section 7(b), shall be referred to herein as “Confidential Information”). Executive understands that employment by the Company creates a relationship of confidence and trust with respect to any such Confidential Information that has been or may be disclosed to Executive and that the Company has a protectable business interest in its Confidential Information. Executive acknowledges and agrees that using, disclosing or publishing any Confidential Information in an unauthorized or improper manner could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive acknowledges and agrees that Executive shall not at any time, except in performing Executive’s employment duties to the Company under this Agreement (except with the prior written consent of the Company’s Board of Directors), directly or indirectly, use, disclose or publish any Confidential Information that Executive may learn or become aware of, or have learned or become aware of because of Executive’s prior or continuing employment, ownership or association with the Company, or use any such information in a manner detrimental to the interests of the Company. Executive understands and agrees that the rights and obligations set forth in this Section 7(a) will continue indefinitely and will survive termination of this Agreement and Executive’s employment by the Company.

(b) Confidential Information. “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company with respect to the Company’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company’s products or services), business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information and any other information not generally known outside the Company that may be of value to the Company, but excludes any information already properly in the public domain. “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to the Company in confidence.

“Confidential Information” does not include any information that (i) has been properly published in a form generally available to the public prior to the date Executive proposes to disclose or use such information or otherwise is or becomes public knowledge through legal means without fault by Executive, (ii) is already public knowledge prior to the signing of this Agreement, (iii) was available to Executive on a non-confidential basis prior to its disclosure by the Company, (iv) was disclosed by Executive in the proper discharge of Executive’s duties and responsibilities hereunder, or (v) must be disclosed pursuant to applicable law or court order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c) Surrender of Records and Property. Upon termination of his employment hereunder, Executive shall deliver promptly to the Company any Confidential Information or other materials not available to the public, and any copies, excerpts, summaries, compilations of the foregoing.

8. General

(a) Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Minnesota, without regard to the conflicts of law rules thereof.

(b) Binding Effect. This Agreement shall extend to and be binding upon Executive, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company

(c) Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

(d) Entire Agreement. Except for any stock option or stock award agreements between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

(e) Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

(f) Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g) Arbitration. Any claim or controversy arising out of, or relating to, this Agreement between Executive and the Company (or any officer, director, employee or agent of the Company), or the breach thereof, shall be settled by arbitration administrated by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Such arbitration shall be held in Minnesota (or in such other location as the Company may at the time be headquartered). The arbitration shall be conducted before a three-member panel. Within fifteen (15) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association and shall be a member of the bar of the State of Minnesota actively engaged in the practice of employment law for at least ten (10) years. The arbitration panel shall apply the substantive laws of the State of Minnesota in connection with the arbitration and the Minnesota Rules of Evidence shall apply to all aspects of the arbitration. The award shall be made within thirty days of the closing of the hearing. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

(h) Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

If to the Company to:

Diametrics Medical, Inc.

Attn: David B. Kaysen
3050 Centre Pointe Drive, Suite 150
Roseville, Minnesota 55113

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Kenneth L. Cutler, Esq.

If to Executive to:

Mr. William P. Moffitt
942 Pine Tree Lane
Winnetka, IL 60093

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, Connecticut 06901
Attention: Esteban A. Ferrer, Esq.

or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three (3) business days after the date so mailed or sent.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties to this Agreement, intending to be legally bound, have executed this Agreement as of the date first set forth above.

DIAMETRICS MEDICAL, INC.,
a Minnesota corporation.
_/s/ David B. Kaysen____________________
Name: David B. Kaysen
Title: President and CEO
MR. WILLIAM P. MOFFITT,
an individual.
__/s/ William P. Moffitt__________________